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                                                                     Exhibit 5.1
                               November 14, 1997



Board of Directors
Salida Building & Loan Association
130 W. 2nd Street
Salida, Colorado 81201-0309

     Re:  Registration Statement on Form S-8
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          Salida Building & Loan Association 401(k) Profit Sharing Plan & Trust

Gentlemen:

     We have acted as special counsel to High Country Bancorp, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement (the "Registration Statement") being filed herewith under the Securities Act of 1933, as amended, relating to participation interests in the Salida Building & Loan Association 401(k) Profit Sharing Plan & Trust (the "Plan") and the sale to Plan participants of shares of common stock, par value $.01 per share (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                            Very truly yours,

                            Housley Kantarian & Bronstein, P.C.


                            By /s/ Howard S. Parris
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                                   Howard S. Parris, Esquire